Exhibit (e)(5)

Addendum No. 5 to Distribution Agreement

This Addendum No. 5, dated as of the 15th day of August, 2023, between THE COMMERCE FUNDS, a Delaware Business Trust having its principal office and place of business at 1000 Walnut Street, Kansas City, Missouri 64106 (the “Trust”) and GOLDMAN, SACHS & CO., located at 200 West Street, New York, New York 10282 (the “Distributor”).

WHEREAS, the Trust and the Distributor have entered into a Distribution Agreement dated as of October 18, 1994, as amended (the “Distribution Agreement”), pursuant to which the Trust has appointed the Distributor to act as the distributor to the Trust for its Short-Term Government Fund, Bond Fund, Growth Fund, Value Fund, MidCap Growth Fund, National Tax-Free Intermediate Bond Fund, Missouri Tax-Free Intermediate Bond Fund and Kansas Tax-Free Intermediate Bond Fund;

WHEREAS, the Trust has notified the Distributor that it has established the MidCap Value Fund, and that it desires to retain the Distributor to act as the distributor therefor, and the Distributor has notified the Trust that it is willing to serve as distributor for the MidCap Value Fund;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Appointment. The Trust hereby appoints the Distributor to act as distributor to the Trust for the MidCap Value Fund, for the period and on the terms set forth in the Distribution Agreement. The Distributor hereby accepts such appointment and agrees to render the services set forth in the Distribution Agreement for the compensation provided in the Distribution Agreement.

2. Capitalized Terms. From and after the date hereof, the term “Fund” as used in the Distribution Agreement shall be deemed to include the MidCap Value Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Distribution Agreement.

3.  Miscellaneous. Except to the extent supplemented hereby, the Distribution Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

THE COMMERCE FUNDS

By:	/s/ William R. Schuetter
Name:	William R. Schuetter
Title:	President

GOLDMAN, SACHS & CO.

By:	/s/ Frank Murphy
Name:	Frank Murphy
Title:	Managing Director